EXHIBIT 99.1

Puradyn Releases 2012 1st Quarter Financial Results

Boynton Beach, FL - May 16, 2012 - Puradyn Filter Technologies Incorporated (OTCBB: PFTI), the global bypass oil filtration system manufacturer, today reported results of operations for the first fiscal quarter ended March 31, 2012.

Net sales for the first quarter ended March 31, 2012 were approximately $751,500 compared to approximately $883,000 for the same period in 2011, a decrease of approximately $132,000 or 15%.

The Company reported a net loss of $231,979 or ($0.01) per share, basic and diluted, for the quarter ended March 31, 2012 compared to a net loss of $326,437 or ($0.01) per share, basic and diluted, for the same period in 2011.  This amount includes income from realized gains on foreign currency from former operations in the United Kingdom.

Operating losses increased to $338,469 from $285,592 in the first quarter of 2012 as compared to the same time period in 2011, an increase of $52,877 or 18.5%. The increased operating loss resulted from a number of factors including increased costs for raw materials and increased expenses for marketing and travel.

Gross profits, as a percentage of sales, decreased from 33% in the first quarter of 2011 to 24% in the first quarter of 2012.  The increase in cost of goods sold as a percentage of sales is primarily attributable to the price of raw materials during this period. In the first quarter of 2011, sales of the primary filtration system constituted 36% of sales while replaceable filter element sales constituted 59% of sales. During the same period in 2011, those percentages were 37% and 59%, respectively.

Kevin G. Kroger, President and COO, stated, “First quarter sales in 2012 were not as strong compared to the comparable period in 2011; however, the first quarter 2012 was our third consecutive quarter-over-quarter sales increase.  Order backlog is showing signs of strengthening as orders through the first four months of 2012 are 16% ahead of last year for the same period.

Our product continues to produce excellent results, with significant operating cost savings being reported by customers.  This performance has led new companies to actively begin outfitting equipment with our systems, and we have received verbal commitment from other companies to begin within this year.”

Kroger concluded, “Based on our order backlog through the first four months of this year, and strong verbal commitments from our customers and potential customers, we remain optimistic for 2012.”

The Company’s quarterly report on Form 10-Q is available from the SEC website at http://www.sec.gov or the Investor Relations sections of the Company’s website at http://www.puradyn.com.

About Puradyn Filter Technologies Incorporated

Puradyn (OTCBB: PFTI) designs, manufactures and markets the puraDYN® Oil Filtration System, the most effective bypass oil filtration product on the market today.  It continuously cleans lubricating oil and maintains oil viscosity to safely and significantly extend oil change intervals and engine life.   Effective for internal combustion engines, transmissions and hydraulic applications, the Company's patented and proprietary system is a cost-effective and energy-conscious solution to the use of depleting resources of oil.   Puradyn equipment was selected as the manufacturer used by the US Department of Energy in a three-year evaluation to research and analyze the performance, benefits and cost analysis of bypass oil filtration technology.

STATEMENTS IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL DATA ARE FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES OR OTHER FACTORS NOT UNDER THE COMPANY’S CONTROL, INCLUDING BUT NOT LIMITED TO THE POSSIBLE INABILITY TO RAISE CAPITAL FUNDS, LACK OF PROTECTION FROM INTELLECTUAL PROPERTY, VULNERABILITY BECAUSE OF MANUFACTURING A LIMITED NUMBER OF PRODUCTS, DEPENDENCE ON DISTRIBUTORS, ORDERS PREVIOUSLY STATED IN THIS PRESS RELEASE MAY NOT MATERIALIZE, AND THE POSSIBILITY THAT THE PRODUCTS DO NOT MEET CUSTOMERS’ NEEDS, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS.  THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DETAILED IN THE COMPANY’S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Puradyn Filter Technologies Incorporated

Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2012 and 2011

(Unaudited)

	For the Three Months Ended March 31
	2012	2011
Net sales	$751,502	$883,392

Costs and expenses:
Cost of products sold	572,219	589,174
Salaries and wages	282,200	274,163
Selling and administrative	235,552	305,647
Total Operating Costs	1,089,971	1,168,984

Loss from operations	(338,469)	(285,592)

Other income (expense):
Realized gain on foreign currency	146,255	—
Interest expense	(39,765)	(40,845)

Total other income (expense)	106,490	(40,845)

Net loss before income tax expense	(231,979)	(326,437)

Income tax expense	—	—

Net Loss	$(231,979)	$(326,437)

Earnings per share – basic and diluted:
Net (loss) from operations	$(0.01)	$(0.01)

Basic and diluted weighted average common shares outstanding	47,053,799	46,393,553

In evaluating this information, you should carefully consider the risks and uncertainties described under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Company’s Form 10-Ks, Form 10-Qs and other recent Securities and Exchange Commission filings.

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CONTACT:

Kathryn Morris

Director, Corporate Communications

(T) 561 547 9499, x 226

investor-relations@puradyn.com

http://www.puradyn.com